Par Pharmaceutical                                                  Exhibit 99.1




Contacts:
Stephen J. Mock
Cecelia C. Heer
Par Pharmaceutical Companies, Inc.
(201) 802-4000



                 PAR PHARMACEUTICAL ANNOUNCES EQUITY INVESTMENT
                           IN OPTIMER PHARMACEUTICALS

   PAR ENTERS INTO JOINT DEVELOPMENT AND COLLABORATION AGREEMENT WITH OPTIMER

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            COMPANIES TO COLLABORATE IN THE DEVELOPMENT AND MARKETING
                            OF ANTIBIOTIC, PAR-101;
      PAR-101 REPRESENTS PROMISING ADDITION TO PAR'S EXPANDING PIPELINE OF
                              NEW DRUG CANDIDATES


SPRING VALLEY, NEW YORK, MAY 3, 2005 - Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced that it has entered into a purchase agreement to acquire a 16 percent equity interest in Optimer Pharmaceuticals, Inc. Optimer is a privately held biotechnology company located in San Diego, California. The company was founded in 1998 by Michael Chang, Ph.D., Professor Chi-Huey Wong of Scripps Research Institute and Professor Samuel Danishefsky of Memorial Sloan-Kettering Cancer Center.

Par and Optimer have also entered into a joint development and collaboration agreement for the compound now known as PAR-101. PAR-101 is a narrow-spectrum antibiotic with potent activity against CLOSTRIDIUM DIFFICILE (C. DIFFICILE). It is orally active, with minimum systemic exposure, and is being developed for the treatment of C. DIFFICILE-associated diarrhea (CDAD), the leading cause of institutional enteric infections. Currently, there is no satisfactory treatment for CDAD. PAR-101 has been granted Fast-Track status by the U.S. Food and Drug Administration, and is now in Phase IIa clinical studies, with Phase IIb trials expected to commence in the second half of 2005. If all proceeds well with the product's development and regulatory review, Par believes that PAR-101 could be available commercially as soon as 2008.

"Working closely with our accomplished colleagues at Optimer, we look forward to demonstrating the utility of PAR-101 in addressing a significant, unmet medical need," said Shankar Hariharan, Ph.D., executive vice president and chief scientific officer of Par. "We are excited to add this new compound to Par's expanding roster of new drug candidates in clinical development.

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"CDAD imposes significant costs on society both in terms of human suffering and economics. We believe that PAR-101 has the potential to become an important addition to the physician's armamentarium for treating this debilitating infection," Dr. Hariharan added.

"We are proud and excited to have Par as our development and marketing partner," said Dr. Michael Chang, president and chief executive officer of Optimer. "We believe that this collaboration will significantly expedite the commercialization of PAR-101."

In the U.S., as many as 10 percent of all patients hospitalized for more than two days are afflicted with CDAD. C. DIFFICILE infection is currently the most common cause of nosocomial diarrhea, often adding up to two weeks to the length of patient hospitalization. This can add as much as $10,000 to $15,000 to the cost of a hospital stay. CDAD is also implicated in the majority of cases of antibiotic-associated colitis, which is one of the leading causes of morbidity and mortality among elderly debilitated patients. The rising incidence of CDAD has been attributed to the increasingly frequent prescription of broad-spectrum antibiotics for hospitalized patients.

PAR-101 is a novel macrocyclic antibiotic that is produced by fermentation. Its narrow-spectrum activity is highly selective for C. DIFFICILE, thus preserving gut microbial ecology, an important consideration for the treatment of CDAD. It is believed that PAR-101 has the potential to address resistance to existing therapies and increasing recurrence rates of CDAD. Recurrence rates of CDAD are 20 to 25 percent with existing therapies, representing a significant unmet medical need. According to the Centers for Disease Control and Prevention, a virulent new strain of C. DIFFICILE has been linked to an eightfold increase in mortality in some outbreaks in the U.S. and Canada.

TERMS OF THE AGREEMENT

Under the terms of the agreement, Optimer will fund all expenses associated with the clinical trials of PAR-101. Par will be responsible for clinical development, and, if successful, Par will submit the New Drug Application for the product. All legal and regulatory responsibilities also reside with Par. If ultimately cleared for marketing, Par will manufacture and market PAR-101. Par has exclusive rights to market, sell and distribute the product in the U.S. and Canada. Par will pay Optimer a royalty on sales of the product. Par has an option to extend the joint development and collaboration agreement to include up to three additional drug candidates from Optimer's pipeline.

Optimer Pharmaceuticals, Inc. (San Diego, California, www.optimerpharma.com) is an emerging biotechnology company focused on the research and development of anti-infective products to treat serious bacterial infections. Optimer's core drug discovery technologies are licensed from Scripps Research Institute and Memorial Sloan-Kettering Cancer Center. The company has a solid portfolio of preclinical and clinical stage antibiotic compounds. Optimer's other compound in clinical development is prulifloxacin, a novel, broad-spectrum fluoroquinolone antibiotic.

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic pharmaceuticals through its principal subsidiary, Par Pharmaceutical, Inc., and its recently acquired subsidiary, Kali Laboratories, Inc. The company is also developing an additional line of branded pharmaceutical products for specialty markets and expects to introduce the first of these in 2005. Par currently

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manufactures, markets or licenses more than 85 prescription drugs. For press release and other company information, visit http://www.parpharm.com.

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Certain statements in this press release constitute "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.

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